Exhibit 5.1

February 28, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:
Registration Statement on Form S-8 Relating to The Prudential Group Performance Share Plan, The Prudential Business Unit Performance Plan, The Prudential-Jackson National Life U.S. Performance Share Plan,  The PCA Long Term Incentive Plan, 2006 Annual Incentive Plan, and PCA, PruCap Business and Prudential Group Deferred Bonus Plans.

Dear Commissioners:

I am the General Counsel of Prudential Public Limited Company, a public limited company organized under the laws of England and Wales (the "Registrant"). This opinion is given in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on or about February 28, 2011, relating to the registration of an aggregate of 19,900,000 shares of the Registrant’s common stock ("Ordinary Shares"), which may be issued under The Prudential Group Performance Share Plan, The Prudential Business Unit Performance Plan, The Prudential-Jackson National Life U.S. Performance Share Plan, The PCA Long Term Incentive Plan, 2006 Annual Incentive Plan, and PCA, PruCap Business and Prudential Group Deferred Bonus Plans (the "Plans").

              In connection with this letter, I or members of my staff have examined the originals or copies certified or otherwise identified to my satisfaction of the Registration Statement, the Registrant’s Memorandum and Articles of Association, as amended, and such other corporate documents, records, certificates, agreements, or other instruments relating to the Registrant and have made such other inquiries, all as I deemed necessary to enable me to render the opinions expressed below.

Based upon the foregoing, and subject to qualifications contained herein, I am of the opinion that the Ordinary Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

I am admitted to the practice of law in England and Wales and do not purport to be expert in the laws of any jurisdiction other than England and Wales.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me in Item 5 of the Registration Statement without admitting that I am an “expert” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours, /s/ Margaret Coltman Margaret Coltman